PRESS RELEASE

SEVEN SEAS PETROLEUM, INC.              Contact:
                                        Daniel Drum, Investor Relations
LOGO                                    Seven Seas Petroleum Inc.
                                        713-622-8218
                                        www.sevenseaspetro.com

FOR IMMEDIATE RELEASE

SEVEN SEAS AND CHESAPEAKE ENERGY AGREE TO AMEND NOTE PURCHASE AND LOAN AGREEMENT

     November 1, 2002 - HOUSTON, TEXAS - Seven Seas Petroleum Inc. (AMEX: "SEV") announced today that it amended its Note Purchase and Loan Agreement with Chesapeake Energy Corporation ("Chesapeake") yesterday. Under the amendment Chesapeake waived the requirement that the Company make monthly payments to a collateral escrow account equal to one-sixth of the semi-annual $6.9 million interest payment on the Company's 12-1/2% $110 Million Senior Subordinated Notes, including the payment that was due on October 10, 2002. The Company agreed to pay Chesapeake, as collateral agent for the holders of the Company's 12% $45 Million Senior Secured Notes, the current balance of approximately $4.7 million in the escrow account.

     The amendment prevented a potential default and will allow the Company to continue its previously announced efforts with CIBC World Markets to sell its producing properties. Several companies are expected to submit bids on these properties later this month.

     As previously reported, there continues to be uncertainty over whether the Company will make the $6.9 million semiannual interest payment due on November 15, 2002.

Escuela 2 Update

     To date, drilling costs for the Escuela 2 exploration well have reached approximately $24.2 million. The Company has temporarily suspended operations on the well. As previously reported, the Company is actively seeking to secure additional financing or find a partner to participate in the completion of the well and test the commercial potential of the Deep Dindal prospect.

Cristales Association Contract

     Effective October 23rd, the Company relinquished its rights under the Cristales Association Contract. Based on the Company's geological and geophysical analysis of the first year's work and the approximately $2.5 million required to secure the second year obligation, the Company decided not to renew the contract.

     Seven Seas Petroleum Inc. is an independent oil and gas exploration and production company operating in Colombia, South America.

Statements regarding anticipated oil and gas production and other oil and gas operating activities, including the costs and timing of those activities, are "forward looking statements" within the meaning of the Securities Litigation Reform Act. The statements involve risks that could significantly impact Seven Seas Petroleum Inc. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks discussed in detail in the Seven Seas Petroleum Inc.'s filings with the U.S. Securities and Exchange Commission.